Exhibit 10.15

Seagate Technology plc

FY2011/FY2012 Non-Management Board Member Compensation

as approved by the Board of Directors on April 27, 2011, with an effective date of April 2, 2011

Director Stock Grants

•                  Each newly appointed or elected non-management director will receive an initial restricted share unit grant equal in number to $200,000 divided by the average closing stock price for the quarter prior to the grant and rounded to the nearest whole share. If the appointment occurs other than in connection with the election of directors, this dollar amount shall be prorated. The grant date for these awards shall be the date of the director’s election or appointment. Each restricted share unit grant will vest on the sooner of the one-year anniversary from the grant date or on the day prior to the next election of directors at an AGM. However, any grants made prior to the January 2011 AGM will vest on the sooner of the one-year anniversary from the grant date or on the day prior to the next election of directors at an AGM, excluding the January 2011 AGM. All restricted share unit grants become fully vested in the event of a “Change in Control” of Seagate.  However, if the new director was, prior to commencement of Board service, an officer or member of the board of directors of an entity acquired by Seagate, the Board may decide to award a lesser number of shares.

•                  Each year at the AGM, or, with respect to the FY2011 annual grant, on October 27, 2010, each non-management director who is elected to the Board shall automatically receive a grant of restricted share units equal in number to $200,000 divided by the average closing stock price for the quarter prior to the grant and rounded to the nearest share. The grant date for these awards shall be the date of the AGM, or, with respect to the FY2011 annual grant, October 27, 2010. No grants will be made at the AGM in January 2011. Each restricted share unit grant will vest on the sooner of the one-year anniversary from the grant date or on the day prior to the next election of directors at an AGM. However, the grants made on October 27, 2010 will vest on the sooner of the one-year anniversary from the grant date or on the day prior to the next election of directors at an AGM, excluding the January 2011 AGM.  All restricted share unit grants become fully vested in the event of a “Change in Control” of Seagate.

Cash Compensation.

•                  Directors in good standing are paid their annual cash retainers in four equal installments at each regularly scheduled quarterly board meeting.  Newly appointed Directors are paid beginning with the first fiscal quarter of the first Board meeting they attend.

•                  Directors serving on Committees (as chairperson or member) and the director serving as the Lead Independent Directors are paid annual retainers in addition to the annual cash compensation for service as a member of the Board, as set forth below.

Annual cash compensation for service as non-executive Chairperson $150,000

Annual cash compensation for service as a member of the Board:  $72,000

Annual cash compensation for service as Lead Independent Director:  $30,000

Annual cash compensation for committee service:

Audit Committee
Chairperson:	$30,000
Member:	$15,000

Compensation Committee
Chairperson:	$20,000
Member:	$10,000

Nominating and Corporate Governance Committee
Chairperson:	$20,000
Member:	$10,000

Finance Committee
Chairperson:	$20,000
Member:	$10,000

Travel expense reimbursements:

Directors are reimbursed for all reasonable expenses related to traveling to Board meetings.